EXHIBIT 10(l)

                             HOTELVIEW VIDEO LIBRARY
                               LICENSING AGREEMENT

     BY USE OF THIS PRODUCT, YOU AGREE TO THE FOLLOWING TERMS AND CONDITIONS

1.      DEFINITIONS.

        a.     "AGREEMENT" means the agreement between Company and Travel
Agency.

        a. "BUSINESS" means producing, developing, marketing and distributing "Libraries" depicting the specific characteristics and amenities of hotels and resorts.

        b. "BUSINESS MATERIALS" means any and all written or otherwise recorded matter, such as business forms, relating to the conduct of business concerning the Licensed Products.
        c.     "COMPANY" means HotelView Corporation.

        e. "LIBRARY" means hotel specific travel-related video information containing the Vignettes.

        f. "LICENSED PRODUCTS" or "PRODUCTS" means the "Vignettes" and the "Libraries."

        g. "LICENSED PROPERTY" means any and all of the following assets in which the Company owns or controls the licensable rights, and which the Company conceived, created, developed or obtained, alone or with the assistance of others:

               i. Any and all "Vignettes"; "Libraries"; "Marketing and Business Materials"; and "Marks."

               ii. Any and all "Proprietary Rights" relating to the "Licensed Property".
        e. "LOCATION" means the Travel Agency's Location, as defined in the Agreement.

        h. "MARKETING AND BUSINESS INFORMATION" means any and all knowledge, data, know-how and written or otherwise recorded matter relating to the promotion or conduct of business concerning the "Licensed Products".

        i. "MARKETING MATERIALS" means any and all written or otherwise recorded matter relating to the promotion of the "Licensed Products."

        j. "MARKS" means any and all trademarks, service marks, trade names and other designations and indicia which could be used in connection with the "Licensed Products."

        k. "PROPRIETARY RIGHTS" means any and all rights and privileges provided under the trademark, copyright, trade secret and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith.

        l. "VIGNETTES" means a short, concise video brochure depicting the specific characteristics and amenities of high quality hotels and resorts in a video disc format.

2.      AGREEMENT FOR LICENSED PRODUCTS AND LICENSE GRANTS.

        a. The Company agrees to provide the Licensed Products for the Travel Agency and Travel Agency agrees to accept such Licensed Products and agrees to compensate Company for those products, as set forth more fully on the Agreement.

        b. The Company agrees to grant to Travel Agency, the limited non-exclusive, personal, non-assignable right and license to use the Licensed Property under the Proprietary Rights, with no right to grant sublicenses without the prior written consent of Company, and the Travel Agency hereby undertakes to use the Licensed Property at the Location, in the manner and for the term as set forth herein.

        c. The Company agrees to grant to Travel Agency, the non-exclusive right to make copies on video tape only of any of the Vignettes for use solely by their clients, which copies shall bear the following copyright notice:

                                 (C)[Date] HotelView Corporation

               The Travel Agency, in its sole discretion, may charge its clients for the Vignettes and the Company shall not receive any remuneration from the Travel Agency for this service.

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3.      QUALITY CONTROL.

        a. Travel Agency shall only use Licensed Property in the manner provided by this Agreement; provided however that the Travel Agency may use other forms of the Licensed Property if:

               i. Travel Agency submits to the Company a sample of such other form; and

               ii. Company provides the Travel Agency with prior written approval of such other form.
        b. Approval by Company shall not constitute waiver of the Company's rights or Travel Agency's duties under any provision of this Agreement.

        c. At any time the Licensed Products or any related promotional materials do not meet Company's approval or the standards of quality Company may establish from time to time, Company shall have the right to require Travel Agency to discontinue marketing, and promoting and use of the Licensed Products and related promotional materials and use of the Licensed Property in conjunction therewith, unless modifications satisfactory to Company are made within thirty (30) days from notice by Company and acknowledged by the Company in writing.

        d. Travel Agency agrees that the essence of this Agreement is founded on the goodwill associated with the Licensed Property and the value of such goodwill in the minds of the consuming public. Travel Agency also agrees that the Company is the sole creator of the Licensed Property. Therefore, Travel Agency shall not use the Licensed Property or any reproduction thereof in any advertising, instructional, informational or promotional material or in connection with the Licensed Products in such a manner which may detract from or impair the integrity, character, and dignity of the Licensed Property or reflect unfavorably upon Company. Travel Agency further agrees that it shall not use the Licensed Property in connection with sweepstakes, alcoholic beverages, lotteries, games of chance, or any type of similar promotion reflecting unfavorably upon Company until and unless the Company grants its prior written approval thereto.

4.      LABELING.

        a. Travel Agency agrees that it will cause to appear in connection with, any of the Licensed Products on or within all advertising, instructional, informational, promotional or display material bearing the Licensed Property all required legal notices as required pursuant to all federal and international copyright and trademark laws and as required by the Company.

        b. Travel Agency agrees that its use of such Licensed Property shall inure to the benefit of Company and that Travel Agency shall not at any time acquire any rights in such Licensed Property by virtue of any use it may make of such Licensed Property.

5.      MARKETING OF TRAVEL AGENCY BY COMPANY.

               Company shall have the right, but shall not be under any obligation, to use the Licensed Property and/or the name of Travel Agency so as to give the Licensed Property, Travel Agency, Company and/or Company's programs full and favorable prominence and publicity.

6.      PROPERTY RIGHTS.

        a. Company shall be the owner of the entire right, title and interest in and to the Licensed Property.

        b. Travel Agency does hereby agree that all rights created by or arising from Travel Agency's use of the Licensed Property shall be and remain the sole and exclusive property of Company.

        c. Company shall be the owner of the entire right, title and interest in and to any and all Proprietary Rights relating to Marketing Materials, Business Materials, Marketing and Business Information and Marks originated, conceived, created or developed by Company alone or with the assistance of others, including, but not limited to, Travel Agency.

        d. Company shall be the owner of the entire right, title and interest in and to any and all Proprietary Rights relating to any derivative works of the Licensed Property originated, conceived, created or developed by Travel Agency alone or with the assistance of others.

        e. Travel Agency agrees to cooperate fully and in good faith with Company for the purpose of securing and preserving Company's (or any grantor of Company's) rights in and to the Licensed Property. In the event there has been no previous registration of the Licensed Property and/or any material relating thereto, Travel Agency shall, at Company's request and expense, register such as a copyright, trademark and/or service mark in the appropriate class, in the name of Company or, if Company so requests, in Travel Agency's own name. However, it is agreed that nothing contained in this Agreement shall be construed as an assignment or grant to the Travel Agency of any right, title or interest in or to the Licensed Property, it being understood that all rights relating thereto are reserved by Company, except for the license hereunder to Travel Agency of the right to use and utilize the Licensed Property only as specifically and expressly provided in this Agreement.

        f. To preserve Company's identification with the Licensed Property and to avoid confusion of the public, Travel Agency agrees not to associate other characters and/or personalities with the Licensed Property hereunder in connection with the Licensed Products or the advertising or display thereof on which the Licensed Property is used, except that Travel Agency shall have the right to advertise or display the Products in connection with any other services provided by Travel Agency.

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 7.     NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

        a. NON-DISCLOSURE. The Travel Agency acknowledges that Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists, training and marketing videotapes, and information concerning Company's Licensed Property and Licensed Products (the "Confidential Information") are valuable, special and unique assets of Company. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Travel Agency agrees that all Confidential Information, heretofore or in the future obtained by the Travel Agency as a result of the Travel Agency's association with Company, shall be considered confidential. In recognition of this fact, the Travel Agency agrees that the Travel Agency will never use or disclose any such Confidential Information for the Travel Agency's own purposes or for the benefit of any person or other entity or organization (except Company) under any circumstances unless such Confidential Information has been publicly disclosed generally or unless upon written advice of legal counsel reasonably satisfactory to Company, the Travel Agency is legally required to disclose such Confidential Information. Documents prepared by the Travel Agency or that come into the Travel Agency's possession during the Travel Agency's association with Company are and remain the property of Company, and when this Agreement terminates, such Documents shall be returned to Company.

        b. COVENANTS AS ESSENTIAL ELEMENTS OF THIS AGREEMENT. It is understood by and between the parties hereto that the foregoing covenants, as described in this Section 7, are an essential element of this Agreement, and that but for the agreement by the Travel Agency to comply with such covenant, Company would not have agreed to enter into this Agreement. Such covenant by the Travel Agency shall be construed to be an agreement independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenant against the Travel Agency.

        c. SURVIVAL AFTER TERMINATION OF AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement, the covenants in this Section 7 shall survive the termination of this Agreement.

        d. REMEDIES. The Travel Agency acknowledges and agrees that Company's remedy at law for a breach or threatened breach of any of the provisions of
Section 7 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to Company. In recognition of this fact, in the event of a breach by the Travel Agency of any of the provisions of this Section 7, the Travel Agency agrees that, in addition to any remedy at law available to Company, including, but not limited to monetary damages, all rights of the Travel Agency to payment or otherwise under this Agreement and all amounts then or thereafter due the Travel Agency from Company under this Agreement may be terminated and Company, without posting any bond, shall be entitled to obtain, and the Travel Agency agrees not to oppose Company's request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to Company.

        e. ATTORNEYS' FEES. The Travel Agency agrees that in the event that Company is required to engage an attorney to enforce the terms of the covenant in Section 7(a) of this Agreement, the Travel Agency shall pay all costs and expenses, including a reasonable attorneys' fee for Company's attorneys, whether or not a lawsuit is filed, and in the event an action is filed, Company shall be entitled to payment of such attorneys' fees, expenses and costs at all trial and appellate levels.

       BY USE OF THIS PRODUCT, YOU AGREE TO THE ABOVE TERMS AND CONDITIONS